UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2010

LECROY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-26634	13-2507777
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Chestnut Ridge Road Chestnut Ridge, New York	10977
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (845) 425-2000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13-e4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 29, 2010, LeCroy Corporation entered into an Amended and Restated $50,000,000 Senior, Secured, Credit agreement (the “Credit Agreement”) with the lenders listed therein and Manufacturers and Traders Trust Company, as administrative agent for such lenders. The Credit Agreement amends LeCroy’s existing credit facility that was entered into on March 30, 2007 and subsequently amended. Manufacturers and Traders Trust Company is acting as sole lead arranger and sole book runner in connection with syndicating the credit facility. The terms of the Credit Agreement provide LeCroy with a $50,000,000 revolving credit facility, which includes a $5,000,000 swingline loan subfacility and a $5,000,000 letter of credit subfacility. LeCroy has the right to increase the total revolving commitment to $60,000,000 within the first twenty-four months of the Credit Agreement upon meeting certain conditions. The performance by LeCroy of its obligations under the Credit Agreement is secured by all of the assets of LeCroy and its domestic subsidiaries, and is guaranteed by LeCroy’s domestic subsidiaries.

The proceeds of the borrowings under the Credit Agreement have and will be used to refinance existing debt, including the ability to retire the outstanding convertible notes in October 2011, fund short-term and long-term permanent working capital, for issuance of Letters of Credit and general corporate purposes.

Borrowings under the Agreement (except swing line loans) will bear interest at variable rates equal to, at LeCroy's election, (a) a rate based on LIBOR or (b) Base Rate, plus a margin based on the Total Leverage Ratio. Swing line loans will bear interest at the Base Rate plus the Applicable Margin. The Credit Agreement contains, among other things, conditions precedent, affirmative and negative covenants, representations and warranties and events of default customary for facilities of this size, type and purpose.

The Credit Agreement will mature on January 1, 2014. However, if a default or event of default exists or is continuing the maturity date will become July 15, 2011. At the time of expiration all outstanding amounts under the Credit Agreement will be due and payable. Under certain conditions, the lending commitments under the Credit Agreement may be terminated by the lenders and amounts outstanding under the Credit Agreement may be accelerated.

The foregoing summary is qualified in its entirety by reference to the Credit Agreement, which is attached as Exhibit 10.1. The representations and warranties of the Company in the Credit Agreement were made only for purposes of that agreement and as of specific dates and were solely for the benefit of the lenders party thereto. The Credit Agreement is a contractual document that establishes and governs the legal relations among the parties thereto and is not intended to be a source of factual, business, or operational information about the Company and its subsidiaries. The representations and warranties made by the Company in the Credit Agreement may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, investors and security holders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances.

Certain of the lenders under the Credit Agreement and their affiliates have provided and may continue to provide investment banking, commercial banking, financial services, or other services to the Company and its affiliates. They have received, and may in the future receive, customary fees and commissions for their services.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 8.01	Other Events.

A copy of our July 29, 2010 press release announcing our entry into the Credit Agreement is attached as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

The following materials are filed as exhibits to this Current Report on Form 8-K.

Exhibits

10.1	Amended and Restated Credit Agreement, dated as of July 29, 2010, among the Registrant, the Lenders listed therein and Manufacturers and Traders Trust Company, as Administrative Agent.

99.1	Press release dated July 29, 2010 announcing the Company’s entry into the Amended and Restated Credit Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LECROY CORPORATION, a Delaware corporation

Date: July 30, 2010	By:	/s/ Sean B. O’Connor
Sean B. O’Connor Vice President, Finance, Chief Financial Officer, Secretary and Treasurer

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